SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WORKFLOW MANAGEMENT, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Set forth below is the text of a Form 8-K filed March 5, 2004 by Workflow Management, Inc. with the Securities and Exchange Commission.

Resignations of Registrant’s Directors.

(a) Resignation as Director and Summary of Disagreement

Effective February 28, 2004, Gary W. Ampulski resigned as a director of Workflow Management, Inc. (the “Company”). Mr. Ampulski’s resignation letter is attached to this Form 8-K as Exhibit 99.1. In his letter, Mr. Ampulski sets forth his belief that:

(1) The Company’s Board of Directors (“Board”) did not adequately consider alternatives to a sale of the Company;

(As previously announced, following the exploration of strategic and refinancing alternatives and an extensive auction process, the Company entered into a definitive merger agreement on January 30, 2004 (“Merger Agreement”) with WF Holdings, Inc. (“WF Holdings”), an entity formed and controlled by Perseus, L.L.C. and The Renaissance Group, LLC, pursuant to which WF Holdings would acquire the Company for $4.87 per share in cash. The Company will hold a special stockholder meeting to vote on the transaction on March 30, 2004 in West Palm Beach, Florida (“Special Meeting”)).

(2) In negotiating an amendment and waiver to the Company’s bank credit facility that terminates if the Merger Agreement terminates, the Board effectively foreclosed alternatives available to the Company other than the transaction contemplated by the Merger Agreement;

(3) In an effort to limit “opposition and dissemination of information to the Company’s stockholders,” the Company suspended Mr. Ampulski as President and Chief Executive Officer and restricted his communications with Company stockholders;

(4) The Company decided not to disclose publicly the suspension of Mr. Ampulski “in an attempt to minimize barriers” to the sale process; and

(5) The definitive proxy statement mailed to stockholders in connection with the Special Meeting (“Proxy Statement”) “calls into question the attainability of management’s internal operating projections as a reason for the sale, even when management was strongly encouraged to develop stretch objectives in such projections by both the Chairman and the financial advisor.”

(b) Response by the Company’s Board of Directors

Response to Specific Allegations and Assertions

The Board vigorously denies, and disagrees with, the assertions made by Mr. Ampulski. Specifically:

(1) Mr. Ampulski is factually incorrect that the Board failed to consider alternatives to the Merger Agreement. Mr. Ampulski also lacks the factual context to make this assertion. As is customary in transactions of the nature contemplated by the Merger Agreement, particularly in circumstances where the buyer’s intentions regarding the retention of senior management following closing are not clear, the Company’s outside directors had numerous telephonic and in-person meetings and discussions with Jefferies & Company, Inc. (“Jefferies”), the Board’s financial advisor, outside of the presence of Mr. Ampulski (and other members of senior management), during which the alternatives available to the Company were discussed in detail, including the relative advantages and disadvantages of these alternatives. In conjunction with presentations to the Board by Jefferies, the Board reviewed and considered refinancing alternatives such as a high yield debt offering and bank/mezzanine financing and Jefferies provided the Board with the expected or likely terms and conditions of these alternatives. It is not possible for Mr. Ampulski to make accurate statements regarding the scope of the deliberations of other Board members, or the depth of consideration given to alternatives by individual outside directors, when Mr. Ampulski did not participate in the vast majority of those deliberations.

As a director, Mr. Ampulski was given the opportunity by the Board to present his views on alternatives available to the Company. In the days leading up to the execution of the Merger Agreement, Mr. Ampulski made general assertions that “interested parties” had approached him to discuss refinancing the Company’s credit facility obligations, however, he never provided the Board with any written or other credible evidence of actual discussions or negotiations with these parties. Mr. Ampulski’s resignation letter refers to a party allegedly interested in submitting a financing proposal and asserts that the Company’s Chairman instructed him to cease his efforts in this regard. In fact, the Chairman instructed Mr. Ampulski that any proposal and/or financing alternatives should be discussed with, and pursued through, Jefferies in its capacity as the financial advisor to the Board. Mr. Ampulski never provided Jefferies with any written documentation or other evidence of a credible financing proposal from any third party.

The Company believes that Mr. Ampulski, for personal reasons related to his desire to remain actively involved in Company management on a long-term basis, has (i) mischaracterized the Board’s process in approving the Merger Agreement, and (ii) inaccurately downplayed the grave credit situation that the Company faces with its lenders. In an attempt to provide color to his claims, his resignation letter contains misleading and inflammatory comments regarding his own personal investment in the Company vis a vis the investments of other directors in the Company. Mr. Ampulski proclaims that his “cash investment in the Company … is substantially greater than any other member of the Board.” While Mr. Ampulski owns more shares of stock than other Board members, his aggregate investment in the Company is not materially different than the aggregate investment of Thomas Brown, an outside director. In addition, other Board members purchased shares of Company stock at prices materially in excess of the price per share offered to stockholders under the Merger Agreement. Despite the personal financial losses that these directors will suffer upon the closing of the transaction, the

Company’s five non-management directors unanimously approved the Merger Agreement after considering carefully the long term interests of stockholders and the alternatives available to the Company to satisfy its credit facility obligations.

Mr. Ampulski’s letter also mischaracterizes the Company’s results and prospects and asserts that his “time has been short but the accomplishments speak for themselves.” Mr. Ampulski’s comments imply that operating results have improved during his short tenure. This implication is factually untrue. In the three full fiscal quarters during Mr. Ampulski’s tenure as CEO, revenues and EBITDA, adjusted for restructuring costs and severance reversals, decreased considerably during the nine months ended January 31, 2004 when compared to the same period a year ago, as will be fully discussed in the Company’s Form 10-Q that will be filed this month for the quarter ended January 31, 2004.

(2) As further discussed below, Mr. Ampulski lacks factual context surrounding the Company’s negotiations with its bank lenders in the weeks and days preceding the execution of the Merger Agreement. Particularly in light of the Company’s historical difficulties in remaining in compliance with its credit facility covenants, the Company’s lenders have indicated that they will not negotiate for further extensions of, or amendments to, the Company’s credit facility. In addition, the lenders remain firm in their insistence that the Company satisfy all of its credit facility obligations in accordance with the current maturity schedule, which includes the maturity of a $50 million term loan on May 1, 2004.

The Proxy Statement discloses in detail (i) the terms and conditions of the most recent amendment and waiver to the Company’s bank credit facility (“Amendment and Waiver”), and (ii) the fact that the Amendment and Waiver expires automatically if the Merger Agreement terminates for any reason. The Company originally breached certain covenants under its bank credit facility in 2002. Since that time, the Company has been granted several waivers by its lenders as a result of various covenant defaults and has twice amended its credit agreement with its lenders. During the course of negotiations regarding the Amendment and Waiver, KB Toys, one of the Company’s largest customers, filed for bankruptcy protection. As a result of the receivable owed to the Company by KB Toys at the time of the bankruptcy, the Company was not able to remain in compliance with various financial covenants under its credit facility. The willingness of the Company’s lenders to grant a waiver for these covenant breaches was expressly conditioned upon execution of the Merger Agreement and consummation of the transaction contemplated by the Merger Agreement.

Ultimately, the Company engaged in extensive and protracted negotiations with the Company’s lenders regarding the terms and conditions of the Amendment and Waiver, during which the Company sought to obtain as much flexibility and as many monetary concessions as possible from its lenders. The final terms of the Amendment and Waiver reflect the results of these negotiations, including the banks’ firm insistence that the Amendment and Waiver expire if the Merger Agreement terminates. Mr.

Ampulski, however, did not participate in any material or meaningful way in these negotiations.

Mr. Ampulski did not substantially participate in negotiations with the Company’s bank lenders for two reasons. First, Mr. Ampulski chose to remain at his personal residence in the Chicago, Illinois and Lake Geneva, Wisconsin area for extended periods of time between December of 2003 and January of 2004, during which other members of senior management and the Company’s advisors were involved in extensive and protracted negotiations with the lenders concerning the terms and conditions of the Amendment and Waiver. To the Company’s knowledge, during this particular timeframe, Mr. Ampulski rarely engaged in any meaningful performance of his day-to- day duties as an employee of the Company. Second, for the same reason that Mr. Ampulski, as a member of senior management, was excluded from certain Board deliberations regarding the Merger Agreement, many of the discussions and negotiations with the banks’ lenders and their advisors regarding the Amendment and Waiver occurred outside of the presence of any members of senior management.

(3) The Company suspended Mr. Ampulski from his day to day duties as an employee of the Company on February 6, 2004, pending an investigation of allegations that Mr. Ampulski disregarded Board directives and Company policies. Based on the results of the investigation, and as previously announced, Mr. Ampulski’s employment has been terminated for cause.

Regardless of his suspension on February 6, in the period following the public announcement of the Merger Agreement and prior to the filing of the Proxy Statement with the SEC, communications with stockholders regarding the facts and circumstances leading up to, and the background of, the Merger Agreement would have been inappropriate because that information constituted material information not available to the public generally. Consistent with longstanding Company policy, any directives to Mr. Ampulski (as well as to the Company’s Chief Financial Officer) regarding stockholder communications were given for the purpose of ensuring compliance with federal securities laws, not for the purpose of limiting opposition to the Merger Agreement. Similar directives were given by the Board to Mr. Ampulski (and the Company’s Chief Financial Officer) prior to the public announcement of the Merger Agreement, also for the purpose of ensuring compliance with federal securities laws.

The Board also believes that Mr. Ampulski intentionally has misled some of the Company’s large stockholders in his private communications and discussions with them. Specifically, the Board believes that Mr. Ampulski has inaccurately inflated operating projections and given these stockholders the impression that (i) the Board did not thoroughly review strategic and refinancing alternatives, and (ii) the Company’s lenders will provide the Company with the flexibility and time to pursue other refinancing alternatives if the Merger Agreement is not approved by stockholders, when in fact the Company’s lenders have expressed no such flexibility.

In making a determination to suspend Mr. Ampulski and subsequently terminate his employment for cause, the Board also considered Mr. Ampulski’s consistently poor performance as an executive officer and employee. From his initial employment with the Company, Mr. Ampulski spent significant portions of his work week at his personal residence. During the months and weeks preceding the public announcement of the Merger Agreement, Mr. Ampulski regularly failed to report to work, either at Company headquarters in Florida or at any other Company offices. The Board believes that the employees of the Company generally, and key members of management in particular, hold Mr. Ampulski in low regard. Both the Board and members of the Company’s management have lost confidence in Mr. Ampulski and his abilities and they believe that his conduct and performance have negatively impacted the Company and its prospects.

(4) The Company did not disclose the suspension of Mr. Ampulski because the Company chose to conduct an investigation of his conduct, specifically allegations that he violated Company policies and Board directives, prior to taking any formal action regarding his employment status. The Company and its legal advisors carefully considered federal securities laws prior to making a determination to refrain from disclosing the suspension. The Company immediately made a public announcement of the Board’s decision to terminate Mr. Ampulski for cause.

(5) In the initial fiscal periods preceding the pursuit of strategic alternatives, Company management was encouraged to develop achievable budgets and projections consistent with the Board’s business goals and financial objectives. Mr. Ampulski not only helped develop these forecasts, he and other members of management formally presented these projections for the Company in September 2003 to prospective acquirers and potential financing sources. Ironically, these projections that Mr. Ampulski now describes as “stretch objectives” are lower than the internal budgets and projections created by Mr. Ampulski and presented at a Board meeting held June 23, 2003 immediately prior to the commencement of the strategic alternative process. As disclosed in the Proxy Statement, risks associated with the Company’s ability to achieve operating projections and objectives were considered by the Board prior to the execution of the Merger Agreement.

Summary

The Company believes that Mr. Ampulski, for reasons of personal gain and self-interest, has seriously jeopardized the interests of the Company’s stockholders by actively attempting to thwart the transaction contemplated under the Merger Agreement. These efforts are evidenced by (i) his inflammatory, misleading and inaccurate resignation letter, which was delivered to the Board only after Mr. Ampulski was suspended and efforts to reach agreement on the terms of an employment severance arrangement failed, and (ii) his concerted efforts prior to and following the public announcement of the Merger Agreement to mislead key stockholders regarding the Board’s consideration of alternatives available to the Company, the Company’s flexibility with its lenders and the Company’s short term and long term prospects. The Board firmly believes that a decision by stockholders to not approve the Merger Agreement will seriously jeopardize the ability of stockholders to receive value from their investment in the Company.

Board Resignation Letter of Gary W. Ampulski

2/28/04

To: Workflow Management Board of Directors

Gentlemen:

It is apparent that there is fundamental disagreement between us regarding how to safeguard the best interests of our stockholders, and the efforts to resolve these issues through your representatives have not produced satisfactory results. Furthermore, my attempts to get the outside Board members (referred to herein as the “Board”) to consider and respond to both mine and major stockholder input regarding the Strategic Alternatives process have not been successful. Therefore, I believe I have no alternative but to resign my position as a Director of Workflow Management, Inc. at this time, and reserve all rights, contractually and otherwise, as an employee and stockholder. Following is a discussion of my concerns. I ask that this matter be disclosed to the public with this letter as an attachment on form 8-K.

As I have indicated numerous times, my main issue is that the Board has not thoroughly considered significant potential alternatives to a sale. The proxy confirms this. Although a refinancing plan is obviously a viable alternative, as is demonstrated by the ability of the purchaser to obtain financing for the sale, I do not feel that the Board ever seriously explored this possibility. I am not aware of any formal proposal process for, or evaluation of, specific refinancing proposals being undertaken by the financial adviser to the Company. When I indicated that there was a party interested in submitting such a proposal at reduced interest rates to our current obligations if requested by our financial adviser or the Board, I was told by the Chairman that refinancing was not a viable alternative and to cease my efforts in this regard. This option would have quantified for the existing stockholders the cost associated with the benefit of the financial turn-around that has begun and a real choice in the future of the Company. By focusing exclusively on the sale for nearly three months, the Board has wasted critical time, which may have effectively eliminated the possibility for any alternative to be developed to meet the maturity deadlines of the credit agreement. This intent is further exhibited by the fact that the Board ignored the Banks’ rejection in December of the Company’s November plan to sell the business to the current buyer and stockholder requests to seek alternatives in January. Further, by negotiating waivers to the defaults resulting from the KB Toys chapter eleven filing exclusively tied to the merger agreement, the Board may have effectively foreclosed all other avenues leaving stockholders with no choice but the merger.

The Board, after approving the merger agreement, further attempted to limit opposition and dissemination of information to the stockholders by suspending me as the CEO and restricting my communication, based on a claim that somehow I had breached my duties by responding to shareholder calls, a responsibility that was specifically attributed to me when I was recruited. While I believe this suspension was a material event that required disclosure, I believe that it was not disclosed to either the Stockholders or the SEC in an attempt to minimize barriers to the merger approval process. Finally, the proxy calls into question the attainability of Management’s internal operating projections as a reason for the sale, even when Management was strongly encouraged to develop stretch objectives in such projections both by the Chairman and the financial adviser.

Over the last eleven months the Company has made great progress. Given the issues we have resolved with owners of acquired businesses, (which includes some of the Company’s highest producers), relationships with our lenders, amendments to our credit facility to increase our flexibility and time needed to resolve our balance sheet problems, support of the marketing efforts in the sale of the Company, and dealing with the changing customer needs and the general weakness in the economy, we have still been able to cut costs, restructure the business and implement a turnaround. Within the last six months we have begun to see the financial benefits of this, but the full impact is yet to be realized. Management’s efforts during a challenging economic time have provided an annualized EBITDA (adjusted for one time charges) for Q2FY04 of over $40 million. Q3 and Q4 are anticipated to be sequentially better and markedly improved over last year. Despite the fairness opinion, it does not appear that this performance, especially in view of a recovering economy, is benefiting our stockholders based on the sale price.

The time has been short but the accomplishments speak for themselves. Along the way, debt has decreased. Margins, free cash flow, liquidity and shareholder value have all increased and will continue to do so. This is a good business with a bright future, the benefits of which will accrue to the future owners.

When I joined the Company, I made a commitment to the Board and to our stockholders to preserve and grow value. This commitment was backed up by my cash investment in the Company, which is substantially greater than any other member of the Board. However, given the current circumstances, the only honorable thing for me to do is separate myself from this Board at this time. Despite doing so, I remain committed to the best interests of all our stockholders and will continue to work to accomplish that objective. I have the highest regard for the employees and business partners who have endured and survived much of the turmoil over the last few years. They are the true heroes of this Company. I know we can count on them for continued improvement and success.

Sincerely,

/s/ Gary W. Ampulski

Gary W. Ampulski